Exhibit 99.2

Independent EY Study Quantifies Potential Annual Economic Benefit of Up to $280 Per Employee from Bond’s AI-Powered Preventative Personal Security Platform

Independent analysis demonstrates measurable financial value beyond employee safety, providing enterprise leaders with a quantified business case for adopting AI-powered Preventative Personal Security.

New York, NY – July 29, 2026 – Our Bond, Inc. (“Bond”) (NASDAQ: OBAI), the creator of the world’s first AI-powered Preventative Personal Security platform adopted by leading multinational companies, today announced the results of an independent economic impact assessment prepared by EY-Parthenon that quantifies the potential financial value Bond can deliver to enterprise organizations.

The assessment, prepared using real data from current Bond customers, estimates that Bond can generate approximately $181 in annual economic benefit per employee under current adoption levels, with potential value increasing to approximately $280 per employee annually as employee awareness and platform adoption increase through structured onboarding.

Bond believes this independent validation represents an important milestone in the maturation of the Preventative Personal Security category. Throughout the history of enterprise technology, broad adoption has often accelerated once organizations could independently demonstrate measurable business value. The Company believes this study provides enterprise leaders with that type of economic validation by demonstrating that Bond’s value extends well beyond personal safety by translating preventative security into measurable economic outcomes, including lower incident-related costs, improved workforce productivity, reduced absenteeism, and stronger employee retention.

Quantifying the Business Case for Enterprise Adoption

As organizations increasingly require measurable returns on technology investments, the Company believes the ability to demonstrate a clear economic benefit has become an important competitive advantage during enterprise purchasing decisions.

According to the assessment:

●	Approximately $181 in annual benefit per employee is generated under current adoption assumptions.

●	Approximately $61.5 per employee is derived from direct reductions in employer costs associated with workers’ compensation claims, medical expenses, legal exposure, and employee turnover resulting from security incidents.

●	Approximately $119.2 per employee is attributed to workforce performance improvements through higher employee engagement, increased productivity, lower absenteeism, and reduced turnover.

●	Increasing employee awareness and onboarding raises estimated value to approximately $280 annually per employee, illustrating how broader utilization materially increases customer return on investment.

A Stronger Commercial Value Proposition

“History shows that transformative enterprise technologies become mainstream when independent evidence demonstrates compelling business value,” said Doron Kempel, Founder and CEO of Bond. “Cloud computing reached that inflection point when enterprises could independently quantify its economic benefits. We believe this independent EY study represents a similar milestone for AI-powered Preventative Personal Security by providing enterprise leaders with quantified economic validation.”

“According to the EY analysis, Bond has the potential to deliver annual economic benefits of up to $280 per employee,” Kempel continued. “For an enterprise with 100,000 employees, that represents as much as $27.6 million in annual economic value. Even using a more conservative example of approximately $20 million in annual savings, a company operating at a 20% profit margin would otherwise need to generate roughly $100 million in additional revenue to produce the same contribution to profit. Those are economics that CFOs, Boards of Directors, and Risk Committees are unlikely to overlook.”

“Even better, unlike cloud computing Bond does not require replacing legacy infrastructure, migrating applications, or undertaking a multi-year transformation. Organizations can deploy Bond rapidly, with minimal disruption, while beginning to realize measurable financial and human benefits almost immediately,” Kempel concluded.

Positioning Bond for Larger Enterprise Deployments

The Company believes the ROI assessment provides enterprise decision makers beyond just Chief Security Officers —including Chief Human Resources Officers, Chief Financial Officers, and other executive leadership—with a quantitative framework for evaluating the financial benefits of deploying Bond across their organizations.

The analysis was developed using a bottom-up methodology incorporating publicly available research, expert interviews, customer interviews, third-party surveys, and Company operating data. The model evaluated both direct economic savings from avoided or mitigated security incidents as well as broader workforce benefits resulting from improved employee engagement and perceptions of safety.

The report also notes that its estimates intentionally exclude certain difficult-to-quantify, high-impact scenarios—including rare catastrophic events and other edge cases—indicating that the modeled economic benefit may understate the platform’s broader value in certain environments.

The full report is available at https://ourbond.com/roi/

About Bond

Bond is an international company headquartered in New York City — with command centers around the world — that is redefining personal security through its AI-powered Preventative Personal Security platform. The company has invested more than $100 million to date in its technology, operations, and global expansion.

Bond offers personal security to more people than any other company globally. Bond is trusted by leading corporations, cities, and universities, and has already supported more than 1.25 million security service requests, including over 10,000 emergencies and life-saving interventions. Bond operates in 28 countries and growing, positioning itself as a new global standard for personal security and peace of mind. Additional information about the Company is available at: www.ourbond.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” in our most recent Registration Statement on Form S-1, under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Our Bond, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise that occur after the date of this release, except as required by law.

Contact:
Crescendo Communications, LLC
212-671-1020
OBAI@crescendo-ir.com